Exhibit 99.1

Finjan and Mimecast Enter into Confidential Agreements to Achieve Global Patent Peace Between the Companies

EAST PALO ALTO, CA – October 3, 2019 -- Finjan Holdings, Inc. (NASDAQ:FNJN), a cybersecurity company, announced that on September 30, 2019 its subsidiaries Finjan, Inc., Finjan Mobile, Inc., and Finjan Blue, Inc. each entered into a patent license agreement with Mimecast Limited. In addition, to achieve global patent peace between the companies, Finjan Holdings, Inc. and Mimecast Limited and Mimecast North America, Inc. have entered into mutual covenants not to sue for a certain number of years, among other terms which are confidential.

“We continue to believe that resolving our patent disputes outside of litigation is the least disruptive, most efficient and cost-effective way in which to earnestly respect each other’s patents and cyber technologies. Importantly, our focus has steadfastly been on making sure that Finjan’s patented technologies are recognized as valuable both to its shareholders, as well as to providers in the cybersecurity space in fighting the ever-growing hacker community,” stated Julie Mar-Spinola, Chief IP Officer and VP, Legal Operations for Finjan.

About Finjan
Established over 20 years ago, Finjan is a globally recognized pioneer in cybersecurity. Finjan's inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation.

Investor Contact:
Vanessa Winter | Director of Investor Relations, Finjan Holdings
Valter Pinto | KCSA Strategic Communications
(650) 282-3245 | investors@finjan.com